Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

March 27, 2020

Altimmune, Inc.

910 Clopper Road, Suite 201S

Gaithersburg, Maryland 20878

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a prospectus supplement (the “Prospectus Supplement”) filed on March 27, 2020 with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by Altimmune, Inc., a Delaware corporation (the “Company”) of up to $50,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) covered by the Registration Statement on Form S-3 (File No. 333- 230723) (as amended or supplemented, the “Registration Statement”) filed on April 4, 2019 with the Commission pursuant to the Securities Act. The Registration Statement was declared effective by the Commission on April 12, 2019. The Shares are being offered and sold by the placement agent named in, and pursuant to, equity distribution agreement among the Company and such placement agent.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares that may be issued.

For purposes of the opinion set forth below, we refer to the following as “Future Approval and Issuance”: (a) the approval by the Company’s board of directors (or a duly authorized committee of the board of directors) of the issuance of the Shares (the “Approval”) and (b) the issuance of the Shares in accordance with the Approval and the receipt by the Company of the consideration (which shall not be less than the par value of such Shares) to be paid in accordance with the Approval.

Altimmune, Inc.

March 27, 2020

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon Future Approval and Issuance, will be validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP